Exhibit 23.9

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Kentucky Utilities Company for the registration of debt securities and to the incorporation by reference therein of our report dated February 23, 2015, with respect to the financial statements of Kentucky Utilities Company included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky

February 23, 2015